Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
January 26, 2011	Brendan J. McGill
Executive Vice President, COO/CFO
215-256-8828
Harleysville Savings Financial Corporation Announces Declaration of Regular Cash Dividend and Earnings for the First Fiscal Quarter 2011
Harleysville, PA, January 26, 2011 — Harleysville Savings Financial
Corporation (NASDAQ:HARL) reported today that the Company’s Board of Directors declared a regular quarterly cash dividend of $.19 per share on the Company’s common stock. This is the 94th consecutive quarter that the Company has paid a cash dividend to its stockholders. The cash dividend will be payable on February 23, 2011 to stockholders of record on February 9, 2011.
Net income for the quarter ended December 31, 2010 was $1,216,000 or $.33 per diluted share compared to $1,214,000 or $.33 per diluted share for the same quarter last year.
Ron Geib, President and Chief Executive Officer of the Company, commented “We continue to be pleased with our financial results despite the current economic conditions our country is continuing to encounter. We are also pleased with the growth that we have seen in our transactional deposit accounts and our commercial loan balances. We believe the current level of our allowance for credit losses is adequate and we continue to maintain a strong capital position in excess of the well-capitalized regulatory guidelines.”

The Company’s assets totaled $856.7 million compared to $839.9 million a year ago and stockholders’ tangible book value increased to $14.63 per share from $13.96 a year ago.
Harleysville Savings Financial Corporation is the holding company for Harleysville Savings Bank. Established in 1915, Harleysville Savings Bank is a Pennsylvania chartered and federally insured savings bank. Headquartered in Harleysville, PA. The Bank operates from six full-service offices located in Montgomery County and one office located in Bucks County, Pennsylvania.
This presentation may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic; competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

Harleysville Savings Financial Corporation
Selected Consolidated Financial Data as of December 31, 2010
(Dollars in thousands except per share data)
(Unaudited)

	Three Months Ended
	Dec 31,	Sept 30,	June 30,	Mar 31,	Dec 31,
Selected Consolidated Earnings Data	2010	2010	2010	2010	2009
Total interest income	$9,430	$9,867	$9,951	$9,944	$10,256

Total interest expense	4,975	5,163	5,290	5,425	5,869

Net Interest Income	4,455	4,704	4,661	4,519	4,387

Provision for loan losses	150	150	150	150	150

Net Interest Income after Provision for Loan Losses	4,305	4,554	4,511	4,369	4,237

Other income	501	519	508	458	502
FDIC insurance premiums	226	224	229	226	227
Total other expenses	2,935	2,973	2,976	3,004	2,843

Income before Income Taxes	1,645	1,876	1,814	1,597	1,669
Income tax expense	429	556	500	437	455

Net Income	$1,216	$1,320	$1,314	$1,160	$1,214

Per Common Share Data
Basic earnings	$0.33	$0.36	$0.36	$0.32	$0.33
Diluted earnings	$0.33	$0.35	$0.36	$0.32	$0.33
Dividends	$0.19	$0.19	$0.19	$0.19	$0.19
Tangible book value	$14.63	$14.47	$14.30	$14.12	$13.96
Shares outstanding	3,704,940	3,687,409	3,670,083	3,660,892	3,645,288
Average shares outstanding — basic	3,693,373	3,678,492	3,665,786	3,654,047	3,633,347
Average shares outstanding — diluted	3,731,203	3,722,324	3,698,977	3,670,280	3,646,284

	Three Months Ended
	Dec 31,	Sept 30,	June 30,	Mar 31,	Dec 31,
Other Selected Consolidated Data	2010	2010	2010	2010	2009
Return on average assets	0.57%	0.61%	0.61%	0.55%	0.58%
Return on average equity	9.08%	10.01%	10.12%	9.08%	9.65%
Net interest income rate spread	1.98%	2.07%	2.07%	2.05%	1.97%
Net yield on interest earning assets	2.14%	2.24%	2.24%	2.22%	2.15%
Operating expenses to average assets	1.48%	1.48%	1.50%	1.54%	1.47%
Efficiency ratio	63.78%	61.22%	62.00%	64.89%	62.79%
Ratio of non-performing assets to total assets at end of period	0.39%	0.30%	0.28%	0.23%	0.27%
Loan loss reserve to total loans, net	0.51%	0.48%	0.47%	0.45%	0.43%
Stockholders’ equity to assets	6.33%	6.22%	6.05%	6.13%	6.06%

	Dec 31,	Sept 30,	June 30,	Mar 31,	Dec 31,
Selected Consolidated Financial Data	2010	2010	2010	2010	2009
Total assets	$856,681	$857,140	$867,109	$843,074	$839,894
Consumer Loans receivable — net	419,567	430,303	440,266	437,122	440,287
Commercial Loans	85,220	79,791	75,543	74,373	63,433
Loan loss reserve	2,639	2,504	2,437	2,330	2,194
Cash & investment securities	176,274	166,063	157,904	134,884	132,212
Mortgage-backed securities	127,188	131,628	144,211	145,358	154,293
FHLB stock	15,291	16,096	16,096	16,096	16,096
Checking accounts	80,426	70,912	74,029	68,181	65,413
Savings account	134,671	139,818	136,114	114,875	95,213
Certificate of deposit accounts	316,550	317,370	312,627	308,519	325,715
Total Deposits	531,647	528,100	522,770	491,575	486,341
Advances	265,347	272,047	283,730	290,398	297,141
Total stockholders’ equity	54,205	53,351	52,488	51,680	50,904